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                                                                     EXHIBIT 5.2

                        [LETTERHEAD OF BOWNE & CO., INC.]

                                                              October 17, 2003

Bowne & Co., Inc.
345 Hudson Street
New York, New York, 10014

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of Bowne & Co., Inc., a Delaware corporation (the "Company"). As Senior Vice President and General Counsel of the Company, I am familiar with the organization, operations and affairs of the Company and their respective subsidiaries. This opinion is being issued in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the resale by certain selling security holders of up to $75,000,000 aggregate principal amount of the Company's 5.00% Convertible Subordinated Debentures due October 1, 2033 (the "Debentures") and 4,058,445 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), initially issuable upon conversion thereof. The Debentures were issued under an indenture, dated September 24, 2003 (the "Indenture"), among the Company and The Bank of New York, as trustee (the "Trustee").

         The Debentures were initially sold by the Company in reliance on
Section 4(2) of the Act and may be resold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein pursuant to Rule 415 under the Act.

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         I have examined the Registration Statement, the Indenture, the
Debentures, the Registration Rights Agreement, dated as of September 24, 2003 (the "Registration Rights Agreement"), among the Company and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and a form of the share certificate of the Shares, which have been filed with the Commission as exhibits to the Registration Statement. I have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

         In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is a valid and legally binding obligation of the Trustee.

         Based upon the foregoing, and subject to the qualifications and limitations set forth herein, it is my opinion that:

                  1. The Company has been duly incorporated, is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation with corporate power and authority under such laws to own, lease and operate its properties and conduct its business as it is currently being conducted and to perform its obligations under the Indenture, the Registration Rights Agreement and the Debentures.

                  2. The Debentures have been duly authorized, executed and issued by the Company and, assuming that they have been duly authenticated by the Trustee, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

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                  3. The Shares initially issuable upon conversion of the
         Debentures have been duly authorized, and when issued and delivered in accordance with the provisions of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

         My opinion set forth in paragraph 2 above is subject to (i) effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

         I am licensed to practice law in the State of New York, California and Illinois. I do not express any opinion herein concerning any law other than the laws of the State of New York, California and Illinois and the federal law of the United States.

         I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

                                      Very truly yours,

                                      /s/ Philip E. Kucera
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                                      Philip E. Kucera, Esq.
                                      Senior Vice President and General Counsel